Exhibit 99.1

American Battery Technology Company Publishes Milestone Pre-Feasibility Study Accelerating Commercialization of its Tonopah Flats Lithium Project, One of the Largest Lithium Resources in the United States

Project highlighted by 21.8% IRR and $2.57 Billion NPV@8%, Upgraded Lithium Resource and Establishment of Lithium Reserves, Reinforcing Commercialization Pathway of Tonopah Flats Lithium Project

Reno, Nev., October 16, 2025 — American Battery Technology Company (NASDAQ: ABAT), an integrated critical battery materials company commercializing both its primary battery mineral manufacturing and lithium-ion battery recycling facilities, has published the S-K 1300 Technical Report and Pre-Feasibility Study (PFS) for its Tonopah Flats Lithium Project (TFLP) near Tonopah, Nevada. The study confirms the project’s robust economic potential and potential strategic importance as a cornerstone of the domestic critical mineral lithium supply chain.

“The project metrics demonstrated in this PFS are further validation that the first-principles physics based, internally-developed design for this claystone to battery grade critical mineral lithium hydroxide processing train is highly competitive in both the US and the global markets,” stated CEO Ryan Melsert. “It confirms the immense potential of the Tonopah Flats Lithium Project in this pivotal moment when the US is facing restrictions on the sourcing of critical minerals and extreme pressure to ramp the manufacturing of these critical minerals from domestic resources. We are excited to continue on our accelerated pathway to bringing this project to commercialization to contribute towards gaining US independence in its critical mineral manufacturing supply chain.”

Tonopah Flats Lithium Project PFS Highlights:

●	Facility Production: 30,000 tonnes/yr lithium hydroxide monohydrate (LHM), with project economics calculated for a 45-year life-of-mine utilizing only southern portion of property

●	Financially Competitive: After-tax NPV@8% of $2.57 billion, IRR 21.8%, and 7.5 year payback from initial investment

●	Highly Competitive Production Cost: Reduction to $4,307/tonne LHM production cost, 9.2% reduction from April 2024 Initial Assessment

●	Increased Grade: Grade entering refinery increased to approximately 2,100 ppm Li from approximately 800 ppm Li through beneficiation techniques to remove low-lithium bearing components from bulk claystone

●	Lowered Energy Cost: Integrated behind-the-meter onsite power generation with battery energy storage system (BESS) supplements grid electricity in order to synergistically optimize facility energy management, results in substantially lower effective cost of electricity

●	Proven Scale-Up: Multi-tonne per day integrated pilot facility constructed and commissioned in 2024 to further optimize operational parameters, reduce energy consumption, and increase recovery and local recycling of chemical agents

●	Significant Increase in Resource[i] and Reserve Classifications:

○	Sizeable 53% increase in Measured and Indicated Resources, and total increase in lithium resources of 11% compared to April 2024 Initial Assessment[i]

○	Establishment of 2.73 million tonnes of LHM proven and probable reserves, under applicable Securities and Exchange Commission (SEC) rules, which is the part of a mineral resource that has been confirmed as economically and legally mineable through a comprehensive and reliable report

●	Selected for Streamlined Permitting by Trump Administration: In June 2025, the ABTC TFLP was selected by the FAST-41 Permitting Council and the National Energy Dominance Council (NEDC) as a Transparency Priority Project in accordance with President Trump’s March 20th Executive Order “Immediate Measures to Increase American Mineral Production” in order to “identify priority projects that can be immediately approved or for which permits can be immediately issued, and take all necessary or appropriate actions within the agency’s authority to expedite and issue the relevant permits or approvals”

○	In August 2025 the TFLP was subsequently upgraded to a full Covered Project by the FAST-41 Permitting Council, resulting in even further resources being assigned towards the streamlining of these federal permitting efforts

●	Significant Completion of Permitting Efforts: ABTC has completed and submitted all required NEPA Baseline Reports for the permitting of the TFLP, as well as a comprehensive Mine Plan of Operations (MPO), which are currently under review by the BLM

●	Initial Approval for Low-Cost Financing for Facility Buildout: In April 2025 ABTC received initial approval for low-cost debt financing of $900 million through a Letter of Interest from the US Export-Import Bank to support the buildout of the TFLP facility

ABTC TFLP Lithium Resources and Reserves (million tonnes LHM)

Mineral Classifications	PFS October 2025	IA* April 2024	Change
TFLP Resources**
Measured	5.98	2.78	115%
Indicated	9.80	7.56	30%
Measured and Indicated	15.78	10.34	53%
Inferred	5.51	8.84	-38%
Total Resource	21.28	19.18	11%

TFLP Reserves
Proven	0.98	0	N/A
Probable	1.75	0	N/A
Total Reserve	2.73	0	N/A

*Initial Assessment published in April 2024

** Lithium resources, inclusive of reserves

i Includes Inferred, Indicated, and Measured Resources, which have lower levels of geological confidence than reserves and in certain cases may not be considered when assessing the economic viability of a mining project. Important information regarding limitations with respect to resources is described at the end of this release.

Tonopah Flats Lithium Project Overview

The Tonopah Flats Lithium Project (TFLP) is a lithium-bearing claystone deposit approximately 11 km (7 miles) west of Tonopah, Nevada. ABTC owns 100% of the claims comprising the TFLP and has performed multiple rounds of exploration since 2021. ABTC has designed its own internally-developed first-principles physics based technologies for the extraction of lithium from these types of lithium bearing claystones.

Conventional processing of claystones relies on strong acid leaching, essentially utilizing large amounts of mineral acids to dissolve the full claystone structure, and then employing complicated impurity removal and conversion techniques to isolate the dissolved lithium from the large amounts of other dissolved species. This results in high operating costs due to the large use of chemical consumables, and also high footprints due to the use of large areas for tailings management.

ABTC has developed, and demonstrated at pilot-scale, a set of technologies that can liberate the lithium from these claystones without use of large amounts of acid and without dissolving the claystone structure itself. This allows for lower operating costs and smaller facility footprints while still achieving high recovery efficiencies. Through these techniques, ABTC is also able to directly manufacture a battery grade LHM product, as opposed to lithium carbonate traditionally made at conventional facilities. LHM is generally the required form of lithium when manufacturing high energy density nickel-oxide based cathode materials prevalent in the western hemisphere.

This PFS represents a significant step forward from the company’s Initial Assessment published in April 2024, providing an updated resource estimate, reserve estimate, detailed mining plan, updated mineral processing and metallurgical analysis, tailings and mine waste management, update on permitting considerations, and a resultant economic evaluation.

Pre-Feasibility Study Highlights

Metric	Units	Value
Annual Production	Tonnes LHM/year	30,000
Life of Mine	Years	45
Total Initial CapEx	B US$	2.0
Average Processing Cost	$ / tonne LHM	4,307
Average Total Operating Cost	$ / tonne LHM	6,994
Effective Cost of Electricity	$ / kWh	0.035
Average Head Grade	ppm Li	805
Average Grade at Refinery Input	ppm Li	2,100
Average LHM Price	$ / tonne LHM	23,000
IRR After-Tax	%	21.8
NPV 5% After-Tax	B US$	4.70
NPV 8% After-Tax	B US$	2.57
NPV 10% After-Tax	B US$	1.75
Payback of Initial Investment	Years	7.5

Mineral Resourcesi and Reserves

The Mineral Resource estimate has been updated with multiple additional drilling campaigns conducted in 2024 and 2025, and this resulted in the updating of the geologic and mineralization domains. The model was estimated with SGSim to effectively estimate grade and reduce the uncertainty of the Mineral Resource.

With addition of this increased exploration data, the Measured and Indicated resource increased by 53% from the Initial Assessment in April 2024, while the total resource increased by 11%.

Tonopah Flats Mineral Resources Estimate, Inclusive of Reserves

Classification	Tonnes (ktonnes)	Grade (Li ppm)	Contained Li (ktonnes)	LHM Equivalent (ktonnes)
Measured	1,126,772	876	978	5,976
Indicated	2,534,419	639	1,620	9,799
Measured and Indicated	3,661,191	712	2,607	15,767
Inferred	2,151,226	423	911	5,508

ktonnes = kilotonnes

LHM = Lithium hydroxide monohydrate

ppm = parts per million

Tonnes = metric tonnes

The resulting Measured and Indicated Mineral Resource demonstrates a high level of quality and confidence, making it suitable for conversion into a Mineral Reserve—defined as indicated and measured mineral resources that, in the opinion of a qualified person, can be the basis of an economically viable project under a specific mine plan. Notably, the Mineral Resource exclusive of the current Mineral Reserve within the Measured and Indicated categories amounts to 2,333,767 ktonnes at 712 ppm Li, highlighting significant upside potential for additional reserve classification. This substantial resource volume outside the existing reserve underscores opportunities for future mine plan expansion, potentially extending the project’s life and enhancing its overall economic value.

Tonopah Flats Mineral Reserves Estimate

Classification	Tonnes (ktonnes)	Grade (Li ppm)	Contained Li (ktonnes)	LHM Equivalent (ktonnes)
Proven	175,515	920	161	979
Probable	384,333	753	289	1,754
Total Proven and Probable	559,848	805	451	2,733

ktonnes = kilotonnes

LHM = Lithium hydroxide monohydrate

ppm = parts per million

Tonnes = metric tonnes

i Includes Inferred, Indicated, and Measured Resources, which have lower levels of geological confidence than reserves and in certain cases may not be considered when assessing the economic viability of a mining project. Important information regarding limitations with respect to resources is described at the end of this release.

Project Development and Commercialization Plan

The project is planned as a conventional surface mine with a dedicated on-site processing plant to directly produce battery grade LHM onsite. Construction of the facilities will be phased to optimize production and manage capital expenditure.

●	Phased Development: Incremental ramp-up of production capacity minimizes initial capital expenditure and operational risks

●	Mining Operations: The mine will operate 24/7, utilizing conventional surface mine techniques to feed the refinery at a rate of approximately 12.4 million tonnes per year. Production of initial phase will ramp up over the first two years, targeting full capacity by Year 3

●	Processing & Refining: A commercial processing plant will be built on-site to produce battery-grade LHM allowing vertical integration and cost efficiency

●	Commercial On-site Processing Plant: The commercial processing plant will be constructed in three phases, starting with a 5,000 tonnes per annum (tpa) capacity and expanding to the full 30,000 tpa

●	Infrastructure: The project benefits from its strategic location near the town of Tonopah, with close access to existing infrastructure

Next Steps and Recommendations

The PFS confirms that the Tonopah Flats project is technically and economically viable and should proceed to the next stage of development. To advance the project to commercialization, the company has several key steps planned. The immediate priority is to proceed with a Definitive Feasibility Study, with an estimated cost between $5.8 million and $6.8 million, to continue the commercialization of this project.

Key future activities will include:

●	Definitive Feasibility Study (DFS): Advancing the project to a DFS to further de-risk the project and refine engineering, execution plans, and cost estimates

●	Permitting and Environmental Review: Continuing with the permitting process to secure all necessary approvals for construction and operation and ongoing engagement with the Bureau of Land Management (BLM) and other cooperating agencies to finalize all required processes under the National Environmental Policy Act (NEPA)

●	Further Research & Testing: Additional metallurgical test work, geotechnical drilling, and a passive seismic study to continue to optimize performance of processing techniques

●	Detailed Engineering: Continuing detailed design for the mine, processing facility, and supporting infrastructure with internal team and contracted EPC firm

●	Infrastructure and Community Engagement: Continuing work with local utilities to ensure sufficient power infrastructure and the development of community engagement plans to address local needs and identify areas for mutual benefit to ensure that both the project and the local community grow together, creating lasting economic and social value for the region

●	Commitment to Environmental Stewardship: Dedicated to reducing environmental impact compared to conventional mining and refining practices, the project emphasizes responsible mining, land restoration, and protecting local ecosystems

The independent Qualified Persons responsible for preparing the scientific and technical information disclosed in this release announcing the S-K 1300 Technical Report and Preliminary Feasibility Study are Daniel R. Palo (Barr Engineering Co.), Jeffrey Woods (Woods Process Services, LLC), and Jacob Anderson (Dahrouge Geologic Consulting Ltd.).

About American Battery Technology Company

American Battery Technology Company (ABTC), headquartered in Reno, Nevada, has pioneered first-of-kind technologies to unlock domestically manufactured and recycled battery metals critically needed to help meet the significant demand from the electric vehicle, stationary storage, and consumer electronics industries. Committed to a circular supply chain for battery metals, ABTC works to continually innovate and master new battery metals technologies that power a global transition to electrification and the future of sustainable energy.

Inferred Resource

Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Indicated Resource

Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

Measured Resource

Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Mineral Reserve

Mineral Reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Probable Mineral Reserve

Probable Mineral Reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

Proven Mineral Reserve

Proven Mineral Reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Pre-Feasibility Study

A Preliminary Feasibility Study (or Pre-Feasibility Study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A Pre-Feasibility Study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable. A Pre-Feasibility Study is less comprehensive and results in a lower confidence level than a feasibility study. A Pre-Feasibility study is more comprehensive and results in a higher confidence level than an Initial Assessment.

Initial Assessment

An Initial Assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The Initial Assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An Initial Assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves. An Initial Assessment is preliminary in nature and includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves. There is no certainty that the economic results of an initial assessment will be realized. The mineral resource estimates presented in the ABTC Tonopah Flats Initial Assessment were performed by third-party, qualified person RESPEC, LLC and were classified by geological and quantitative confidence in accordance with the Securities and Exchange Commission (SEC) Regulation S-K 1300.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. Forward looking statements include, among other things, statements concerning: offtake agreements with customers; the Company’s future sales of products to customers, including the amounts, timing, and types of products included within those sales; potential loans, grants, and debt financing arrangements, including due diligence, the amount and type of debt, its syndication, and the schedule for closing; the scale of the battery recycling operations; the anticipated production from the integrated pilot facility; the scale, construction, and operation of the battery recycling operations, integrated pilot facility, Tonopah Flats Lithium Project, and commercial lithium mine and refinery; and the costs, schedules, production and economic projections associated with the foregoing. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, risks and uncertainties related to the Company’s ability to continue as a going concern; interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2025. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556